Exhibit 5.1

November 18, 2015

Outfront Media Capital LLC

Outfront Media Capital Corporation

c/o OUTFRONT Media Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

Re:	Registration Statement on Form S-4 Filed by Outfront Media Capital LLC and
Outfront Media Capital Corporation Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Outfront Media Capital LLC, a Delaware limited liability company, and Outfront Media Capital Corporation, a Delaware corporation (together, the “Companies”), the Parent Guarantor (as defined below), the Covered Guarantors (as defined below) and Outdoor (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $100,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 (the “Exchange Notes”) of the Companies for an equal principal amount of 5.625% Senior Notes due 2024 (the “Outstanding Notes”) of the Companies outstanding on the date hereof. The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of January 31, 2014, as supplemented by the Second Supplemental Indenture, dated as of October 31, 2014, and the Third Supplemental Indenture, dated as of March 30, 2015 (as further amended, supplemented or otherwise modified, the “Indenture”), by and among the Companies, OUTFRONT Media Inc., a Maryland corporation (the “Parent Guarantor”), as guarantor, the guarantors listed on Annex A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), Outdoor Inc., a Maryland corporation (“Outdoor” and, collectively with the Parent Guarantor, the “Other Guarantors” and each an “Other Guarantor”), as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Other Guarantors and the Covered Guarantors are collectively referred to herein as the “Guarantors”. The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when they are executed by the Companies, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

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3.	The guarantee of the Exchange Notes (each, an “Exchange Guarantee”) of each Covered Guarantor, when it is issued and delivered in exchange for the guarantee of the Outstanding Notes (each, an “Outstanding Guarantee”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

6.	The Exchange Guarantee of each Other Guarantor, when it is issued and delivered in exchange for the Outstanding Guarantee of that Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Other Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture and that the Indenture is a valid, binding and enforceable obligation of the Trustee and (ii) the Outstanding Notes have been duly authenticated by the Trustee in accordance with the applicable Indenture.

For the purposes of our opinions set forth in paragraph 6 above, we have further assumed that (a) each of the Other Guarantors is a corporation existing and in good standing under the laws of the State of Maryland; (b) the Indenture and the Exchange Guarantees (i) have been authorized by all necessary corporate action of each of the Other Guarantors and (ii) have been executed and delivered by each of the Other Guarantors under the laws of the State of Maryland; and (c) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Exchange Guarantees by each of the Other Guarantors do not violate or conflict with the laws of the State of Maryland, the provisions of its articles of incorporation or bylaws, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to such Other Guarantor or its properties.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Guarantors. The opinions expressed herein are limited to (i) the laws of the

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State of New York and (ii) the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Name of Covered Guarantor	State of Incorporation or Organization
Century Prince Street, Inc.	New York
Fuel Outdoor LLC	New York
Fuel Outdoor Holdings LLC	Delaware
Fuel Outdoor San Francisco LLC	Delaware
Metro Fuel LLC	Delaware
Millennium Billboards L.L.C.	New York
Mizey Realty Co., Inc.	New York
Motion Picture Promotions, LLC	New York
Outfront Media Boston LLC	New York
Outfront Media Bus Advertising LLC	New York
Outfront Media Chicago LLC	New York
Outfront Media Citylites LLC	New York
Outfront Media Electrical & Maintenance LLC	New York
Outfront Media Group LLC	Delaware
Outfront Media Kiosk Advertising LLC	New York
Outfront Media L.A. Inc.	Delaware
Outfront Media LLC	Delaware
Outfront Media Miami Holdings LLC	New York
Outfront Media Miami LLC	Delaware
Outfront Media Minnesota LLC	New York
Outfront Media Outernet Inc.	Delaware
Outfront Media San Francisco LLC	New York
Outfront Media Sign Erectors LLC	New York
Outfront Media Sports Inc.	Delaware
Outfront Media Transportation Advertising LLC	New York
Outfront Media VW Communications LLC	New York
Outfront Media Wall to Wall LLC	Delaware